Exhibit 99(h)(1)

PARTICIPATION AGREEMENT

Among

EQUITABLE INVESTMENT MANAGEMENT GROUP, LLC EQ ADVISORS TRUST,

EQUITABLE DISTRIBUTORS LLC,

and

VENERABLE INSURANCE AND ANNUITY COMPANY

THIS AGREEMENT is made and entered into as of this 9th day of April, 2024, by and among VENERABLE INSURANCE AND ANNUITY COMPANY, (hereinafter the “Company”), on its own behalf and on behalf of each segregated asset account of the Company listed in Schedule A hereto as it may be amended from time to time by mutual written agreement (each such account hereinafter referred to as the “Account”), EQUITABLE INVESTMENT MANAGEMENT GROUP, LLC, a Delaware limited liability company (hereinafter the “Adviser”), EQ ADVISORS TRUST, a Delaware statutory trust (hereinafter, the “Trust”), and EQUITABLE DISTRIBUTORS LLC, a Delaware limited liability company (hereinafter the “Distributor”).

WHEREAS, the Trust engages in business as an open-end management investment company and is or will be available to act as an investment vehicle for separate accounts established for variable life insurance and/or variable annuity contracts to be offered by insurance companies (hereinafter the “Participating Insurance Companies”); and

WHEREAS, the beneficial interest in the Trust is divided into several series of shares, each hereinafter referred to as a “Portfolio” and representing the interest in a particular managed portfolio of securities and other assets, and each Portfolio is divided or may be divided into one or more classes of shares; and

WHEREAS, the Trust has obtained from the Securities and Exchange Commission (hereinafter the “SEC”) orders granting Participating Insurance Companies and variable annuity and variable life insurance separate accounts exemptions from the provisions of Sections 9(a), l 3(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended (hereinafter the “1940 Act”) and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Trust to be sold to and held by separate accounts funding variable annuity and variable life insurance contracts issued by affiliated and unaffiliated life insurance companies and qualified pension and retirement plans as defined in Treas. Reg. Section 1.8l7-5(t)(3) (hereinafter “Qualified Plans”) (hereinafter the “Mixed and Shared Funding Exemptive Order”); and

WHEREAS, the Trust is registered as an open-end management investment company under the 1940 Act, and the shares of each Portfolio are registered under the Securities Act of 1933, as amended (hereinafter the “1933 Act”); and

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WHEREAS, the Adviser is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Distributor is duly registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (hereinafter the “1934 Act”), and is a member in good standing of the Financial Industry Regulatory Authority (hereinafter the “FINRA”); and

WHEREAS, the Company has issued or will issue certain variable life insurance and/or variable annuity contracts (including any certificates thereunder) supported wholly or partially by the Account (hereinafter the “Contracts”), and said Contracts are listed in Schedule A hereto as it may be amended from time to time by mutual written agreement of the parties; and

WHEREAS, the Company is the sponsor of the Account, and the Account is duly established and maintained as a segregated asset account, established by resolution of the Board of Directors of the Company, to set aside and invest assets attributable to the Contracts; and

WHEREAS, the Company has registered or will register the Account as a unit investment trust under the 1940 Act or will not register the Account in proper reliance upon an exclusion from registration under the 1940 Act; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares of the Portfolios listed in Schedule A hereto as it may be amended from time to time by mutual written agreement of the parties (hereinafter the “Designated Portfolios”) on behalf of the Account to fund the Contracts, and the Distributor is authorized to sell such shares to unit investment trusts such as the Account at net asset value;

NOW, THEREFORE, in consideration of their mutual promises, the Company, the Adviser, the Trust and the Distributor agree as follows:

ARTICLE I. Sale of Trust Shares

1.1  The Trust and the Distributor agree to sell to the Company those shares of the Designated Portfolios that the Account orders, executing such orders on a daily basis at the net asset value next computed after receipt by a Trust or its designee of the order for the shares of the Designated Portfolios.

1.2  The Trust and the Distributor agree to make shares of the Designated Portfolios available for purchase by the Company and the Account at the applicable net asset value per share on those days on which the Trust calculates the net asset value per share of the Designated Portfolios pursuant to rules of the SEC. The Trust shall use reasonable efforts to calculate such net asset value on each day on which the New York Stock Exchange is open for trading unless otherwise permitted by law and in accordance with the Trust’s prospectus. Notwithstanding the foregoing, a Trust may refuse to sell shares of any Designated Portfolio to any person, or suspend or terminate the offering of shares of any Designated Portfolio, if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trust acting in good faith, necessary or appropriate in the best interests of the shareholders of such Designated Portfolio.

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1.3  The Trust and the Distributor agree that shares of the Designated Portfolios will be sold only to Participating Insurance Companies and their separate accounts, to Qualified Plans, and to other purchasers of the kind permitted under Treas. Reg. Section l.817-5(f)(3) (or any successor provision) and other regulated investment companies the sale of whose shares is similarly limited (hereinafter, collectively, “Other Purchasers”). No shares of any Designated Portfolio will be sold to the general public. The Company agrees that shares of the Designated Portfolios will be used only for the purposes of funding the Contracts and the Account listed in Schedule A hereto as it may be amended from time to time by mutual written agreement of the parties. The Trust and the Distributor will not sell shares of the Designated Portfolios to any other Participating Insurance Company separate account unless an agreement containing provisions substantially the same as Sections 3.4, 3.5, and 3.6 (Sections 3.4, 3.5, and 3.6 shall be required to the extent necessary by applicable law) and Article VII of this Agreement is in effect to govern such sales.

1.4  The Trust agrees to redeem, on the Company’s request, any full or fractional shares of the Designated Portfolios held by the Company, executing such requests on a daily basis at the net asset value next computed after receipt by the Company or its designee of the request for redemption, except that the Trust reserves the right to suspend the right of redemption or postpone the date of payment or satisfaction upon redemption consistent with Section 22(e) of the 1940 Act and any rules thereunder, and in accordance with the procedures and policies of the Trust as described in the then current prospectus.

1.5  The Trust hereby appoints the Company as an agent of the Trust for the limited purpose of receipt of purchase and redemption orders on behalf of the Account for shares of those Designated Portfolios made available hereunder, and receipt by such agent shall constitute receipt by the Trust; provided, that the Company receives the order by 4:00 p.m. Eastern time (“Close of Trading”) and the Trust receives notice of such order by 9:00 a.m. Eastern time on the next following Business Day. “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which the Trust calculates its net asset value pursuant to the rules of the SEC and the Trust’s then-current registration statement. Such notice may be communicated by electronic transmission (using a mutually agreed upon format) to the office or person(s) designated for such notice by the Trust.

1.6  The Company agrees that purchases and redemptions of shares of each Designated Portfolio offered by a then current prospectus of the Trust shall be made in accordance with the terms of such prospectus, including the Trust’s excessive trading policies, to the extent not inconsistent with the terms and conditions of this Agreement. The Company acknowledges that orders received by it in violation of the Trust’s stated policies may be subsequently revoked or cancelled by the Trust and that the Trust shall not be responsible for any losses incurred by the Company or a Contract owner as a result of such cancellation. In addition, the Company acknowledges that the Trust has the right to refuse any purchase order for any reason, particularly if the Trust determines that a Designated Portfolio would be unable to invest the money effectively in accordance with its investment policies or would otherwise be adversely affected due to the size of the transaction, frequency of trading, or other factors.

1.7  Notwithstanding Section 1.6 of this Agreement, the Company has adopted its own Excessive Trading Policy, which is attached as Schedule E. The Company does not monitor trading in fund shares on behalf of, or in accordance with disclosed policies of, any fund groups; however, the Company monitors individual Contract owner trading in accordance with its Excessive Trading Policy.

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The Company shall reasonably cooperate with the Distributor and the Trust, and will execute any instructions from the Distributor or the Trust to restrict or prohibit further purchases or exchanges of Designated Portfolio shares by an individual Contract owner who has been identified by the Distributor or the Trust as having engaged in transactions in Designated Portfolio shares that violate market timing policies established by the Trust. The parties shall use their best efforts, and shall reasonably cooperate with each other to prevent future market timing and frequent trading. Additionally, the Company agrees to provide to the Trust certain Contract owner identity and transaction information upon the Trust’s request as described in Schedule B hereto as of the effective date of this Agreement.

1.8  Each party agrees to use the Defined Contribution Interface of NSCC’s Mutual Fund Settlement, Entry and Registration Verification System (“Fund/SERV”) and other necessary NSCC services to meet its respective obligations under this Agreement. In using Fund/SERV or any other NSCC service, the Company and the Trust or its designee will each be bound by the rules of the National Securities Clearing Corporation (“NSCC”) and the terms of any NSCC agreement filed by it with the NSCC. Without limiting the generality of the following provisions of this section, the Company and the Trust or its designee will each perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by the NSCC applicable to Fund/SERV, the Networking Matrix Level utilized and any other relevant NSCC service or system (collectively, the “NSCC Systems”). Any information transmitted through the NSCC Systems by any party to the other and pursuant to this Agreement will be accurate, complete, and in the format prescribed by the NSCC. On each Business Day, the Company shall aggregate and calculate the net purchase and redemption orders for each Account received by the Company prior to the Close of Trading on each Business Day. The Company shall communicate to the Trust or its designee for that Business Day, by Fund/SERV, the net aggregate purchase or redemption orders (if any) for each Account received by the Close of Trading on such Business Day (the “Trade Date”) no later than 9:00 a.m. Eastern Time (or such other time as may be agreed by the parties from time to time) on the Business Day following the Trade Date . All orders received by the Company after the Close of Trading on a Business Day shall not be transmitted to NSCC prior to the following Business Day.

All orders are subject to acceptance by the Trust or its designee and become effective only upon confirmation by the Trust or its designee. Upon confirmation, the Trust or its designee will verify total purchases and redemptions and the closing share position for each Account. If Distributor or its designee does not send a confirmation of the Company’s or its affiliate’s purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day’s payment cycle, payment for such purchases or redemptions will be made the following Business Day. In the case of delayed settlement, the Trust or its designee shall make arrangements for the settlement of redemptions by wire no later than the time permitted for settlement of redemption orders by the 1940 Act. If on any day Company or its affiliate or Distributor is unable to meet the NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to Distributor or its designee, as applicable, as is otherwise provided in the Agreement.

1.9  Issuance and transfer of Trust shares will be by book entry only. Stock certificates will not be issued to the Company or the Account. Shares ordered from the Trust will be recorded in an appropriate title for the Account or the appropriate subaccount of the Account. The Trust shall furnish to the Company same day notice (using a mutually agreed upon format) of any income dividends or capital gain distributions payable on shares of any Designated Portfolio and, in the case of a fixed income Designated Portfolio, the daily accrual or the distribution rate factor. The Trust or its designee shall make such information for each Designated Portfolio available to the Company on each Business Day and shall use its best efforts to make information available by 7:00 p.m. Eastern time (using a mutually agreed upon format). Changes in information will be communicated to

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both NSCC and the Company or its affiliate. If the Trust or its designee is unable to provide the Company such information by 7:00 p.m., Eastern time, Distributor or its designee will communicate by phone and/or e-mail with the Company, as soon as reasonably practicable upon learning of such inability, regarding the estimated time such data will be available and transmitted. In such event, Distributor or its designee will continue to communicate by phone and/or e-mail with the Company until it has verified that the data is received by the Company. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on a Designated Portfolio’s shares in additional shares of that Designated Portfolio at the ex-dividend date net asset value. The Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Trust shall notify the Company by the end of the next following Business Day of the number of shares so issued as payment of such dividends and distributions.

1.10  The Trust or its designee shall make the net asset value per share for each Designated Portfolio available to the Company on each Business Day as soon as reasonably practicable after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 7:00 p.m. Eastern time (using a mutually agreed upon format). Changes in pricing information will be communicated to both NSCC and the Company or its affiliate. If Distributor or its designee is unable to provide the Company such information by 7:00 p.m., Eastern time, Distributor or its designee will communicate by phone and/or e-mail with the Company, as soon as reasonably practicable upon learning of such inability, regarding the estimated time such data will be available and transmitted. In such event, Distributor or its designee will continue to communicate by phone and/or e-mail with the Company until it has verified that the data is received by the Company. In the event of an error in the computation of a Designated Portfolio’s net asset value per share or any dividend or capital gain distribution (each, a “pricing error”), the Adviser or the Trust shall notify the Company as soon as possible after discovery of the error. Such notification may be oral, but shall be confirmed promptly in writing. A pricing error shall be corrected in accordance with the Trust’s policies and procedures, which comply in all material respects with applicable law. However, if the pricing error results in a difference between the erroneous net asset value per share and the correct net asset value per share equal to or greater than (a) $0.01 per share or (b) l /2 of l% of the Designated Portfolio’s net asset value per share at the time of the error, then the Adviser shall reimburse the Designated Portfolio for any loss (without taking into consideration any positive effect of such error) and, only in the case of an error that amounts to at least ½ of 1% of per share net asset value, shall reimburse the Company for the costs of adjustments made to correct Contract owner accounts in accordance with the provisions of Schedule C hereto. If an adjustment is necessary to correct a material error (as described below) which has caused Contract owners to receive less than the amount to which they are entitled, the number of shares of the applicable sub account of such Contract owners will be adjusted and the amount of any underpayments shall be credited by the Adviser to the Company for crediting of such amounts to the applicable subaccounts of such Contract owners. Upon notification by the Adviser of any overpayment due to a material error, the Company shall promptly remit to the Adviser any overpayment that has not been paid to Contract owners. In no event shall the Company be liable to Contract owners for any such adjustments or underpayment amounts. A pricing error within categories (a) or (b) above shall be deemed to be “materially incorrect” or constitute a “material error” for purposes of this Agreement. The standards set forth in this Section l.10 are based on the parties’ understanding of the views expressed by the staff of the SEC as of the date of this Agreement. In the event the views of the SEC staff are later modified or superseded by SEC or judicial interpretation, the parties shall amend the foregoing provisions of this Agreement to comport with the then-currently acceptable standards, on terms mutually satisfactory to all parties.

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1.11  The parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive; Trust shares may be sold to other Participating Insurance Companies, to Qualified Plans, and to Other Purchasers (subject to Section 1.3 and Article VI hereof), and the cash value of the Contracts may be invested in other investment companies.

ARTICLE II. Representations and Warranties

2.1  The Company represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established the Account, prior to any issuance or sale of units thereof, as a segregated asset account under applicable state insurance laws. The Company further represents and warrants that it has registered or, prior to any issuance or sale of the Contracts, will register the Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts and will maintain such registration for so long as any Contracts are outstanding as required by law or, alternatively, that it has not registered the Account in proper reliance upon an exclusion from registration under the 1940 Act. The Company further represents and warrants that the Contracts or interests in the Account are, or will be, registered under the 1933 Act or that they are not registered because they are properly exempt from registration, or will be offered exclusively in transactions that are properly exempt from registration, under the 1933 Act. The Company further represents and warrants that the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws and that the sale of the Contracts will comply in all material respects with state insurance law requirements. The Company shall register and qualify the Contracts or interests therein as securities in accordance with the laws of the various states only if and to the extent deemed advisable by the Company.

2.2  The Trust represents and warrants that it is duly organized and validly existing under the laws of the State of Delaware. The Trust further represents and warrants that it is and will remain registered under the 1940 Act and that it does and will comply in all material respects with the 1940 Act and any regulations thereunder. The Trust further represents and warrants that Trust shares sold pursuant to this Agreement will be registered under the 1933 Act and duly authorized for issuance and sold in compliance with all applicable federal and state securities laws. The Trust further represents and warrants that it will amend its registration statement under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Trust shall register and qualify its shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Trust or the Distributor.

2.3  The Trust represents and warrants that it has adopted a plan pursuant to Rule 12b-1 under the 1940 Act. The parties acknowledge that the Trust reserves the right to modify its existing plan or to adopt additional plans pursuant to Rule 12b-1 under the 1940 Act and to impose an asset-based or other charge to finance distribution expenses as permitted by applicable law and regulation. The Trust and the Adviser agree to comply with applicable provisions and SEC interpretations of the 1940 Act with respect to any distribution plan.

2.4  The Trust makes no representations as to whether any aspect of its operations complies with the insurance laws and regulations of any state.

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2.5  The Distributor represents and warrants that it is a member in good standing of FINRA and is registered as a broker-dealer with the SEC and that it is and shall remain duly registered under all applicable federal and state securities laws. The Distributor further represents and warrants that it serves as principal underwriter/distributor of the Trust and that it shall perform its obligations for the Trust in compliance in all material respects with all applicable federal and state securities laws.

2.6  The Adviser represents and warrants that it is registered as an investment adviser with the SEC and that it is and shall remain duly registered under all applicable federal and state securities laws. The Adviser further represents and warrants that it shall perform its obligations for the Trust in compliance in all material respects with all applicable federal and state securities laws.

2.7  The Trust and the Adviser each represents and warrants that all of its respective trustees, directors, officers, employees, investment advisers, and other individuals or entities dealing with the money and/or securities of the Trust are, and shall continue to be at all times, covered by one or more blanket fidelity bonds or similar coverage for the benefit of the Trust in an amount not less than the minimum coverage as required currently by Rule 17g- l under the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond(s) shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company. The Trust and the Adviser each agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify the Company in the event that such coverage no longer applies.

2.8  The Company represents and warrants that all of its directors, officers, employees, and other individuals or entities employed or controlled by the Company dealing with the money and/or securities of the Trust are, and shall continue to be at all times, covered by a blanket fidelity bond or similar coverage in an amount not less than $5 million. The aforesaid bond includes coverage for larceny and embezzlement and is issued by a reputable bonding company. The Company agrees that any amounts received under such bond in connection with claims that arise from the arrangements described in this Agreement will be held by the Company for the benefit of the Trust. The Company agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify the Trust and the Distributor in the event that such coverage no longer applies. The Company agrees to exercise its best efforts to ensure that other individuals/entities not employed or controlled by the Company and dealing with the money and/or securities of the Trust maintain a similar bond or coverage in a reasonable amount.

2.9  The Distributor and the Company each represents and warrants that it is currently in compliance, and will remain in compliance, with all applicable anti-money laundering laws, regulations, and requirements. Each party shall cooperate with the others to the extent required by law to facilitate implementation of each other’s anti-money laundering (AML) program. In addition, the Company represents and warrants that it has adopted and implemented policies and procedures reasonably designed to achieve compliance with the applicable requirements administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.

2.10  Each party represents and warrants that it is currently in compliance, and will remain in compliance, with all applicable laws, rules and regulations relating to consumer privacy, including, but not limited to, the Gramm-Leach-Bliley Act and SEC Regulation S-P.

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2.11  The Company represents and warrants that it has adopted, and will at all times during the term of this Agreement maintain, reasonable and appropriate procedures (“Late Trading Procedures”) reasonably designed to ensure that any and all orders relating to the purchase, sale or exchange of Trust shares communicated to the Trust to be treated in accordance with Article I of this Agreement as having been received on a Business Day, have been received by the Valuation Time on such Business Day and were not modified after the Valuation Time, and that all orders received from Contract owners but not rescinded by the Valuation Time were communicated to the Trust or its agent as received for that Business Day. “Valuation Time” shall mean the time as of which the Trust calculates net asset value for the shares of the Designated Portfolios on the relevant Business Day.

2.12  Each transmission of orders by the Company shall constitute a representation by the Company that such orders are accurate and complete and relate to orders received by the Company by the Valuation Time on the Business Day for which the order is to be priced and that such transmission includes all orders relating to Trust shares received from Contract owners but not rescinded by the Valuation Time. The Company agrees to provide the Trust or its designee with a copy of the Late Trading Procedures and such certifications and representations regarding the Late Trading Procedures as the Trust or its designee may reasonably request. The Company will promptly notify the Trust in writing of any material change to the Late Trading Procedures.

2.13  The Company represents and warrants that, pursuant to Rule 22c-2 under the 1940 Act, it will provide the information and take the actions described in Schedule B hereto as of the effective date of this Agreement.

2.14  Each party represents that the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate or board action, as applicable, by such party and when so executed and delivered this Agreement will be the valid and binding obligation of such party enforceable in accordance with its terms.

ARTICLE III. Prospectuses, Statements of Additional Information, and Proxy Statements; Voting

3.1  At least annually, the Adviser shall provide the Company with as many printed copies of the Trust’s current prospectus and any supplements thereto for the Designated Portfolios as the Company may reasonably request, with expenses to be borne in accordance with Schedule C hereto. If requested by the Company in lieu thereof, the Adviser or the Trust shall provide such documentation (including a final copy of the Trust’s current prospectus and any supplements thereto for the Designated Portfolios in electronic form acceptable to the Company) and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for the Designated Portfolios is amended during the year) to have the prospectus for the Account, with respect to the Contracts, and the prospectus for the Trust printed together in one document.

The parties agree that the Company may elect, in its sole discretion, to distribute either the summary prospectuses (as defined in Rule 498 under the 1933 Act) or the statutory prospectuses (as defined in Rule 498 under the 1933 Act) for the Designated Portfolios. The Company agrees that it will give the Trust sufficient notice of its intended use of the summary prospectuses and/or the statutory prospectuses. If the Company hosts the summary prospectuses for the Designated Portfolios on the Company’s website, the Company represents and warrants that such hosting will

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comply with the requirements of Rule 498 under the 1933 Act applicable to the Trust and further represents and warrants that the Company has reasonable procedures in place to ensure that such website is accessible in accordance with the requirements of Rule 498 under the 1933 Act.

3.2  If applicable federal or state laws or regulations require that the Statement of Additional Information (hereinafter an “SAI”) for the Trust be distributed to all Contract owners, then the Adviser, the Distributor and/or the Trust shall provide the Company with copies of the Trust’s SAI in such quantities, with expenses to be borne in accordance with Schedule C hereto, as the Company may reasonable require to permit timely distribution thereof to Contract owners. The Adviser and/or the Trust shall also provide an SAI to any Contract owner or prospective Contract owner who requests such SAI from the Trust.

3.3  The Adviser and/or a Trust shall provide the Company with copies of the Trust’s proxy statements, annual and semi-annual reports to shareholders, and other communications to shareholders in such quantities, with expenses to be borne in accordance with Schedule C hereto, as the Company may reasonably require to permit timely distribution thereof to Contract owners.

3.4  Company shall:

(i)	solicit voting instructions from Contract owners;

(ii)	vote shares of a Designated Portfolio held in the Account in a manner consistent with voting instructions timely received from Contract owners;

(iii)	vote shares of a Designated Portfolio held in the Account for which it has not received timely voting instructions from Contract owners in the same proportion as it votes shares of such Designated Portfolio for which it has received voting instructions from Contract owners, so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass through voting privileges for variable contract owners, and

(iv)	vote shares of a Designated Portfolio held in its general account or otherwise in the same proportion as it votes shares of such Designated Portfolio for which it has received voting instructions from Contract owners, so long as and to the extent that the SEC continues to interpret the 1940 Act to require such voting by the insurance company. The Company reserves the right to vote shares of a Designated Portfolio in its own right, to the extent permitted by law.

3.5  The Company shall be responsible for assuring that each of its separate accounts participating in a Designated Portfolio calculates voting privileges as required by the Mixed and Shared Funding Exemptive Order and consistent with any reasonable standards that the Trust may adopt and provide in writing.

3.6  The Trust will comply with all provisions of the 1940 Act requiring voting by shareholders and, in particular, the Trust will either provide for annual meetings (except insofar as the SEC may interpret Section 16 of the 1940 Act not to require such meetings) or, as the Trust currently intends, comply with Section 16(c) of the 1940 Act (although the Trust is not one of the trusts described in Section l6(c) of that Act) as well as with Sections 16(a) and, if and when applicable, 16(6). Further, the Trust will act in accordance with the SEC’s interpretation of the requirements of Section l6(a) with respect to periodic elections of directors or trustees and with whatever rules the SEC may promulgate with respect thereto.

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ARTICLE IV. Sales Material and Information

4.1  The Company shall furnish, or shall cause to be furnished, to a Trust or its designee, a copy of each piece of sales literature or other promotional material that the Company develops or proposes to use in marketing shares of the Designated Portfolio to Contract owners except any material that simply lists the Designated Portfolios’ names, at least ten (10) calendar days prior to its use. No such material shall be used if the Trust objects to its use within ten (10) calendar days after receipt of such material.

4.2  The Company shall not give any information or make any representations or statements on behalf of the Trust or concerning the Trust or any Designated Portfolio in connection with the sale of the Contracts other than the information or representations contained in the registration statement, prospectus, or SAI for the Trust shares, as such registration statement, prospectus, or SAI may be amended or supplemented from time to time, or in annual or semi annual reports or Trust-sponsored proxy statements for the Trust, or in sales literature or other promotional material approved by the Trust, the Distributor or the Adviser, except with the prior written permission of the Trust, the Distributor or the Adviser.

4.3  The Trust, the Distributor, or the Adviser shall furnish, or shall cause to be furnished, to the Company, a copy of each piece of sales literature or other promotional material in which the Company and/or the Account is named, at least ten (10) calendar days prior to its use. No such material shall be used if the Company objects to its use within ten (10) calendar days after receipt of such material.

4.4  The Trust, the Distributor and the Adviser shall not give any information or make any representations or statements on behalf of the Company or concerning the Company, the Account, or the Contracts other than the information or representations contained in a registration statement, prospectus, or SAI for the Contracts, as such registration statement, prospectus, or SAI may be amended or supplemented from time to time, or in published reports for the Account that are in the public domain or approved by the Company for distribution to Contract owners, or in sales literature or other promotional material approved by the Company or its designee, except with the prior written permission of the Company.

4.5  At the Trust’s reasonable request, the Company will provide to the Trust at least one complete copy of all registration statements, prospectuses, SAIs, reports, solicitations for voting instructions, sales literature or other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts or the Account, within a reasonable time after the filing of such document(s) with the SEC, FINRA, or other regulatory authorities.

4.6  For purposes of this Article IV, the phrase “sales literature or other promotional material” includes, but is not limited to, any of the following that refer to the Trust (or any Designated Portfolio) or any affiliate of the Trust: advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media e.g., on-line networks such as the Internet or other electronic media), sales literature (i.e., any written communication

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distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, shareholder reports, and any other material constituting sales literature or advertising under the FIRA rules, 1933 Act or the 1940 Act with regard to the Trust.

4.7  The Trust and the Adviser will provide the Company with as much notice as is reasonably practicable of any proxy solicitation for any Designated Portfolio and of any material change in the Trust’s registration statement (other than changes that take place at the time of the annual prospectus update), particularly any change resulting in a change to the registration statement or prospectus or SAI for the Account, to the extent such notice is permissible under the law and the Trust’s selective disclosure policies and a determination is made by the Trust to mail supplements to the Trust’s shareholders. The Trust and the Adviser will cooperate with the Company so as to enable the Company to solicit proxies from Contract owners or to make changes to its registration statement or prospectus or SAI in an orderly manner. The Company will seek to combine mailings to Contract owners to reduce costs to the extent practicable.

ARTICLE V. Fees and Expenses

5.1  The Trust, the Distributor and the Adviser shall pay no fee or other compensation to the Company under this Agreement, except that (a) the Distributor may make payments to the Company or to the underwriter for the Contracts if and in amounts agreed to by the Distributor in any writing to compensate the Company for distribution and other services related to the shares of the Designated Portfolios pursuant to a plan adopted in accordance with Rule 12b- l under the 1940 Act; (b) the Trust may make payments to the Company, if and in amounts agreed to by the Trust in any writing, to compensate the Company for performing or providing administrative services (such as, without limitation, account or recordkeeping services) to the Designated Portfolios, and (c) the Distributor or the Adviser may make payments to the Company or to the underwriter for the Contracts if and in amounts agreed to by the Distributor or the Adviser in any writing, and such payments by the Distributor or the Adviser (other than pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940 Act) will be made out of existing fees otherwise payable to the Distributor or the Adviser, past profits of the Distributor or the Adviser, or other resources available to the Distributor or the Adviser.

5.2  All expenses incident to performance by the Trust under this Agreement shall be paid by the Trust, except as otherwise provided herein. Without limiting the foregoing, the Trust shall see to it that all shares are registered and authorized for issuance prior to their sale in accordance with applicable federal law, and the Trust shall bear all expenses with respect to: the registration and qualification of the Trust’s shares; the preparation and filing of the Trust’s registration statement, prospectus, SAI, proxy materials, and reports; the preparation of all statements and notices required by any federal or state law; and all taxes on the issuance or transfer of the Trust’s shares.

5.3  The parties shall bear the expenses of printing Trust prospectuses, SAIs and other documents and of distributing the Trust prospectuses, SAIs, proxy materials, and reports to Contract owners and prospective Contract owners as described in Sections 3.1 through 3.3 and as reflected in Schedule C hereto.

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ARTICLE VI. Diversification and Qualification

6.1  The Trust and the Adviser represent and warrant that the Trust will invest the assets of each Designated Portfolio in such a manner as to ensure that the Contracts will be treated as annuity, endowment, or life insurance contracts, whichever is appropriate, under the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations issued thereunder (or any successor provisions). Without limiting the scope of the foregoing, the Trust, the Distributor and the Adviser represent and warrant that each Designated Portfolio of the Trust will comply with Section 817(h) of the Code and Treasury Regulation 1.817-5, and any Treasury interpretations thereof, relating to the diversification requirements for annuity, endowment, or life insurance contracts, and any amendments or other modifications or successor provisions to such Section or Regulations. In the event the Trust or the Adviser has a reasonable basis to believe there is a breach of this Article VI by the Trust or a breach might occur in the future, it will take all reasonable steps (a) to notify the Company immediately of such breach or future breach, and (b) to adequately diversify the Trust’s assets so as to achieve compliance within the grace period afforded by Regulation l.817.5.

6.2  The Trust and the Adviser represent and warrant that each Designated Portfolio is or will be qualified as a “regulated investment company” under Subchapter M of the Code and that they will make every effort to maintain such qualification (under Subchapter M or any successor or similar provisions) and that they will notify the Company promptly upon having a reasonable basis for believing that any such Designated Portfolio has ceased to so qualify, or might not so qualify in the future, as a “regulated investment company.” The Trust acknowledges that compliance with Subchapter M is an essential element of compliance with Section 817(h).

6.3  The Company represents and warrants that it believes, in good faith, the Contracts are currently, and at the time of issuance shall be, treated as annuity, endowment, or life insurance contracts, whichever is appropriate, under applicable provisions of the Code, and that it will make every effort to maintain such treatment, and that it will notify the Trust, the Adviser, and the Distributor immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future. In addition, the Company represents and warrants that the Account is a “segregated asset account” and that interests in the Account are offered exclusively through the purchase of or transfer into a “variable contract” within the meaning of such terms under Section 817 of the Code and the regulations thereunder. The Company will use every effort to continue to meet such definitional requirements, and it will notify the Trust, the Adviser and the Distributor immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future. The Company represents and warrants that it will not purchase Trust shares with assets derived from tax-qualified retirement plans except, indirectly, through Contracts purchased in connection with such plans. The Company agrees that any prospectus offering a contract that is a “modified endowment contract,” as that term is defined in Section 7702A of the Code (or any successor or similar provision), shall identify such contract as a modified endowment contract.

6.4  The Company agrees that if the Internal Revenue Service (“IRS”) asserts in writing in connection with any governmental audit or review of the Company (or, to the Company’s knowledge, of any Contract owner) that any Designated Portfolio has failed to comply with the diversification requirements of Section 817(h) of the Code or the Company otherwise becomes aware of any facts that could give rise to any claim against the Trust, the Distributor or the Adviser as a result of such a failure or alleged failure:

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(a)  The Company shall promptly notify the Trust, the Distributor and the Adviser of such assertion or potential claim;

(b)  The Company shall consult with the Trust, the Distributor and the Adviser as to how to minimize any liability that may arise as a result of such failure or alleged failure;

(c)  The Company shall use its best efforts to minimize any liability of the Trust, the Distributor and the Adviser resulting from such failure, including, without limitation, demonstrating, pursuant to Treasury Regulations, Section l.817-5(a)(2), to the commissioner of the IRS that such failure was inadvertent;

(d)  Any written materials to be submitted by the Company to the IRS, any Contract owner or any other claimant in connection with any of the foregoing proceedings or contests (including, without limitation, any such materials to be submitted to the IRS pursuant to Treasury Regulations, Section l.817-5(a)(2)) shall be provided by the Company to the Trust, the Distributor and the Adviser (together with any supporting information or analysis) contemporaneous with such submission;

(e)  The Company shall provide the Trust, the Distributor and the Adviser with such cooperation as the Trust, the Distributor and the Adviser shall reasonably request (including, without limitation, by permitting the Trust, the Distributor and the Adviser to review the relevant books and records of the Company) in order to facilitate the review by the Trust, the Distributor and the Adviser of any written submissions provided to it or its assessment of the validity or amount of any claim against it arising from such failure or alleged failure;

(f)  The Company shall not with respect to any claim of the IRS or any Contract owner that would give rise to a claim against the Trust, the Distributor and the Adviser (i) compromise or settle any claim, (ii) accept any adjustment on audit, or (iii) forgo any allowable administrative or judicial appeals, without the express written consent of the Trust, the Distributor and the Adviser, which shall not be unreasonably withheld; provided that, the Company shall not be required to appeal any adverse judicial decision unless the Trust, the Distributor, or the Adviser shall have provided an opinion of independent counsel to the effect that a reason able basis exists for taking such appeal; and further provided that the Trust, the Distributor and the Adviser shall bear the costs and expenses, including reasonable attorney’s fees, incurred by the Company in complying with this clause (f).

ARTICLE VII. Potential Conflicts.

7.1  The Board of Trustees of the Trust (hereinafter the “Board”) will monitor the Trust for the existence of any material irreconcilable conflict among the interests of the contract owners of all separate accounts investing in the Trust. A material irreconcilable conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by a Participating Insurance Company to disregard the voting instructions of contract owners. The Board shall promptly inform the Company if it determines that a material irreconcilable conflict exists and the implications thereof. The Board shall have sole authority to determine whether a material irreconcilable conflict exists, and its determination shall be binding upon the Company.

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7.2  The Company agrees to report promptly any potential or existing conflicts of which it is aware to the Board. The Company will assist the Board in carrying out its responsibilities under the Mixed and Shared Funding Exemptive Order and this Article VII by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Board whenever Contract owner voting instructions are to be disregarded. Such responsibilities will be carried out by the Company with a view only to the interests of its Contract owners.

7.3  If a majority of the Board, or a majority of its disinterested members, determines that a material irreconcilable conflict exists, the Company and other Participating Insurance Companies shall, at each of their own respective expense and to the extent reasonably practicable (as determined by a majority of the disinterested Board members), take whatever steps are necessary to remedy or eliminate the material irreconcilable conflict, up to and including, withdrawing the assets allocable to some or all of the Accounts from the Trust or any Designated Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Trust; (2) submitting the question of whether such withdrawal should be implemented to a vote of all affected Contract owners and, as appropriate, withdrawing the assets of any appropriate group (i.e., variable annuity contract owners or variable life insurance contract owners of one or more Participating Insurance Companies) that votes in favor of such withdrawal, or offering to the affected Contract owners the option of making such a change; and (3) establishing a new registered management investment company or managed separate account. Such responsibilities will be carried out by the Company with a view only to the interests of its Contract owners.

7.4  If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Trust’s election, to withdraw the affected Account’s investment in the Trust and terminate this Agreement with respect to such Account; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board, and no charge or penalty will be imposed as a result of such withdrawal. Any such withdrawal and termination must take place within six (6) months after the Trust gives written notice that this provision is being implemented. Until the end of that six (6) month period, the Trust and the Distributor will, to the extent permitted by law and the Mixed and Shared Funding Exemptive Order, continue to accept and implement orders by the Company for the purchase and redemption of shares of the Trust.

7.5  If a material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to the Company conflicts with the decisions of the majority of other state regulators, then the Company will withdraw the affected Account’s investment in the Trust and terminate this Agreement with respect to such Account; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board. Any such withdrawal and termination must take place within six (6) months after the Trust gives written notice that this provision is being implemented. Until the end of that six (6) month period, the Trust and the Distributor will, to the extent permitted by law and the Mixed and Shared Funding Exemptive Order, continue to accept and implement orders by the Company for the purchase and redemption of shares of the Trust.

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7.6  For purposes of Sections 7.3 through 7.5 of this Agreement, a majority of the disinterested members of the Board shall determine whether any proposed action adequately remedies any material irreconcilable conflict, but in no event will the Trust be required to establish a new funding medium for any Contract. The Company shall not be required by Section 7.3 to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contract owners materially and adversely affected by the material irreconcilable conflict. In the event that a majority of the disinterested members of the Board determines that any proposed action does not adequately remedy any material irreconcilable conflict, then the Company will withdraw the affected Account’s investment in the Trust and terminate this Agreement with respect to such Account; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board. Any such withdrawal and termination must take place within six (6) months after the Board informs the Company in writing of the foregoing determination.

7.7  No less frequently than annually, the Company shall submit to the Board such reports, materials, or data as the Board may reasonably request so that the Board may carry out fully the obligations imposed upon it by the Mixed and Shared Funding Exemptive Order and this Article VII. Such reports, materials, or data shall be submitted more frequently if deemed appropriate by the Board.

7.8  If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Mixed and Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Mixed and Shared Funding Exemptive Order, then (a) the Trust and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable; (b) Sections 3.4, 3.5, 3.6, 7.1, 7.2, 7.3, 7.4, and 7.5 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted; and (c) this Agreement shall be otherwise amended by the Trust, without the need for any consent of the other parties, as required by such change in law.

ARTICLE VIII. Indemnification

8.1  Indemnification by the Company

8.1(a). The Company agrees to indemnify and hold harmless the Trust, each Designated Portfolio, the Distributor and the Adviser and each of their respective trustees, directors and officers and each person, if any, who controls the Trust, each Designated Portfolio, the Distributor or the Adviser within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 8.1) against any and all losses, claims, expenses, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including reasonable legal and other expenses) (for purposes of this Section 8.1, collectively a “Loss”), to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such Loss (or actions in respect thereof) or settlements are related to the sale or acquisition of Trust shares or the Contracts and:

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(i)	arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement, prospectus (which shall include an offering memorandum, if any), or SAI for the Contracts or in the Contracts or in sales literature or other promotional materials for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Trust, the Distributor or the Adviser for use in the registration statement, prospectus, or SAI for the Contracts or in the Contracts or in sales literature or other promotional materials for the Contracts (or any amendment or supplement to any of the foregoing) or otherwise for use in connection with the sale of the Contracts or Trust shares; or

(ii)	arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus, SAI, or sales literature or other promotional materials of the Trust not supplied by the Company or persons under its control) or wrongful conduct of the Company or persons under its authorization or control, with respect to the sale or distribution of the Contracts or Trust shares; or

(iii)	arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, SAI, or sales literature or other promotional materials of the Trust, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon and in conformity with information furnished to the Trust by or on behalf of the Company; or

(iv)	arise as a result of any material failure by the Company to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to meet the qualifications specified in Article VI of this Agreement); or

(v)	arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company, as limited by and in accordance with the provisions of Sections 8.l(b) and 8.1(c) hereof.
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8.1(b). The Company shall not be liable under this indemnification provision with respect to any Loss to which an Indemnified Party would otherwise be subject by reason of suchIndemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’ s reckless disregard of its obligations or duties under this Agreement.

8.1(c). The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons, or other first legal process, giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the failure to notify results in the failure of actual notice to the Company and the Company is damaged solely as a result of failure to give such notice. In case any such action is brought against an Indemnified Party, the Company shall be entitled to participate, at its own expense, in the defense thereof. The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action and to settle the claim at its own expense; provided, however, that no such settlement shall, without the Indemnified Parties’ written consent, include any factual stipulation referring to the Indemnified Parties or their conduct. After notice from the Company to such party of the Company’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation, unless:

(i)	the Company and the Indemnified Party will have mutually agreed to the retention of such counsel; or

(ii)	the named parties to any such proceeding (including any impleaded parties) include both the Company and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Company will not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there is a final judgment for the plaintiff, the Company agrees to indemnify the Indemnified Party from and against any Loss by reason of such settlement or judgment.

8.1(d). The Indemnified Parties agree promptly to notify the Company of the commencement of any litigation or proceedings against them in connection with this Agreement or the issuance or sale of the Trust shares or the Contracts or the operation of the Trust.

8.2  Indemnification by the Adviser

8.2(a). The Adviser agrees to indemnify and hold harmless the Company and its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 8.2) against any and all losses, claims, expenses, damages, liabilities (including amounts paid in settlement with the

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written consent of the Adviser) or litigation (including reasonable legal and other expenses) (for purposes of this Section 8.2, collectively a “Loss”) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such Loss (or actions in respect thereof) or settlements are related to the sale or acquisition of Trust shares or the Contracts and:

(i)	arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement or prospectus or SAI or sales literature or other promotional materials of a Trust prepared by the Trust, the Distributor or the Adviser (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Trust, the Distributor or the Adviser by or on behalf of the Company for use in the registration statements or prospectuses or SAIs for the Trust or in sales literature or other promotional materials of the Trust (or any amendment or supplement to any of the foregoing) or otherwise for use in connection with the sale of the Contracts or Trust shares; or

(ii)	arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus, SAI or sales literature or other promotional materials for the Contracts not supplied by the Adviser or persons under its control) or wrongful conduct of the Trust, the Distributor or the Adviser or persons under their control, with respect to the sale or distribution of the Contracts or Trust shares; or

(iii)	arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, SAI, or sales literature or other promotional materials of the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Trust, the Distributor or the Adviser; or

(iv)	arise as a result of any material failure by the Trust, the Distributor or the Adviser to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification and other qualification requirements specified in Article VI of this Agreement); or
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(v)	arise out of or result from any material breach of any representation and/or warranty made by the Trust, the Distributor or the Adviser in this Agreement or arise out of or result from any other material breach of this Agreement by the Trust, the Distributor or the Adviser; or

(vi)	arise out of or result from the incorrect or untimely calculation or reporting by the Trust, the Distributor or the Adviser of the daily net asset value per share (subject to Section 1.10 hereof) or dividend or capital gain distribution rate as limited by and in accordance with the provisions of Sections 8.2(b) and 8.2(c) hereof.

For purposes of this Section 8.2, Loss shall include, without limitation, all costs associated with or arising out of any failure of the Trust or any Designated Portfolio to comply with the diversification and other qualification requirements specified in Article VI, including, without limitation, all costs associated with correcting or responding to any such failure.

8.2(b). The Adviser shall not be liable under this indemnification provision with respect to any Loss to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of its obligations or duties under this Agreement or to the Company or the Account, whichever is applicable.

8.2(c). The Adviser shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Adviser in writing within a reasonable time after the summons, or other first legal process, giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Adviser of any such claim shall not relieve the Adviser from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the failure to notify results in the failure of actual notice to the Adviser and the Adviser is damaged solely as a result of failure to give such notice. In case any such action is brought against an Indemnified Party, the Adviser shall be entitled to participate, at its own expense, in the defense thereof. The Adviser also shall be entitled to assume the defense there of, with counsel satisfactory to the party named in the action and to settle the claim at its own expense; provided, however, that no such settlement shall, without the Indemnified Parties’ written consent, include any factual stipulation referring to the Indemnified Parties or their conduct. After notice from the Adviser to such party of the Adviser’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Adviser will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation, unless:

(i)	the Adviser and the Indemnified Party will have mutually agreed to the retention of such counsel; or

(ii)	the named parties to any such proceeding (including any impleaded
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parties) include both the Adviser and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Adviser will not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there is a final judgment for the plaintiff, the Adviser agrees to indemnify the Indemnified Party from and against any Loss by reason of such settlement or judgment.

8.2(d). The Indemnified Parties agree promptly to notify the Adviser of the commencement of any litigation or proceedings against them in connection with this Agreement or the issuance or sale of the Contracts or the operation of the Account.

ARTICLE IX. Applicable Law

9.1  This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Delaware

9.2  This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant (including, but not limited to, any Mixed and Shared Funding Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE X. Termination

10.1  This Agreement shall continue in full force and effect until the first to occur of:

(a)	termination by any party, for any reason with respect to some or all Designated Portfolios, upon sixty (60) days’ prior written notice delivered to the other parties, except in the event that termination of this Agreement is based upon the provisions of Article VII; or

(b)	termination by the Company by written notice to the other parties in the event any of the Designated Portfolios’ shares are not registered, issued or sold in accordance with applicable federal and/or state law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

(c)	termination by the Trust, the Distributor or the Adviser in the event that formal administrative proceedings are instituted against the Company by the FINRA, the SEC, the Insurance Commissioner or like official of any state or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Contracts, the operation of the Account, or the purchase of Trust shares; provided, however, that the Trust, the Distributor of the Adviser, as the case may be, determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or
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(d)	termination by the Company in the event that formal administrative proceedings are instituted against the Trust, the Distributor or the Adviser by the FINRA, the SEC, or any state securities or insurance department or any other regulatory body; provided, however, that the Company determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Trust, the Distributor or the Adviser to perform its obligations under this Agreement; or

(e)	termination by the Company by written notice to the other parties in the event that any Designated Portfolio ceases to qualify as a “regulated investment company” under Subchapter M or fails to comply with the Section 8l7(h) diversification requirements specified in Article VI hereof, or if the Company reasonably believes that such Designated Portfolio may fail to so qualify or comply; or

(f)	termination by the Trust, the Distributor or the Adviser by written notice to the Company in the event that the Contracts fail to meet the qualifications specified in Section 6.3 hereof, or if the Trust, the Distributor or the Adviser reasonably believes that such Contracts may fail to so qualify; or

(g)	termination by the Trust, the Distributor or the Adviser by written notice to the Company, if the Trust, the Distributor or the Adviser shall determine, in its sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(h)	termination by the Company by written notice to the other parties, if the Company shall determine, in its sole judgment exercised in good faith, that the Trust, the Adviser, or the Distributor has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(i)	termination by the Company upon any substitution of the shares of another investment company or series thereof for shares of a Designated Portfolio of the Trust in accordance with the terms of the Contract, provided that the Company has given at least forty-five (45) days’ prior written notice to the Trust of the date of substitution; or

(j)	termination by any party at any time by mutual written agreement of all parties to this Agreement.

10.2 Notice Requirement.

(a)	No termination of this Agreement will be effective unless and until the party terminating this Agreement gives prior written notice to all other parties of its intent to terminate, which notice will set forth the basis for the termination.
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(b)	In the event that any termination of this Agreement is based upon the provisions of Article VII, the prior written notice shall be given in advance of the effective date of termination as required by such provisions.

(c)	In the event that any termination of this Agreement is based upon the provisions of Section l0.1(c) or 10.1(d) hereof, the prior written notice shall be given at least sixty (60) days before the effective date of termination.

(d)	In the event that any termination of this Agreement is based upon the provisions of Section 10.l(b), 10.l(e), 10.l(f), 10.l(g) or 10.l(h), the prior written notice shall be given in advance of the effective date of termination, which date shall be determined by the party sending the notice.

10.3  Effect of Termination. Notwithstanding any termination of this Agreement pursuant to Section 10.1 hereof, the Trust and the Distributor may, at the option of the Trust, continue to make available additional shares of the Designated Portfolios for so long as the Trust desires pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as the “Existing Contracts”). Specifically, without limitation, if the Trust so elects to make additional shares of the Designated Portfolios available, the owners of the Existing Contracts or the Company, whichever shall have legal authority to do so, shall be permitted to reallocate investments in the Designated Portfolios, redeem investments in the Designated Portfolios and/or invest in the Designated Portfolios upon the making of additional purchase payments under the Existing Contracts. In the event of a termination of this Agreement pursuant to Section 10.1 hereof, the Trust and the Distributor, as promptly as is practicable under the circumstances, shall notify the Company whether the Trust and the Distributor will continue to make shares of the Designated Portfolios available after such termination. If shares of the Designated Portfolios continue to be made available after such termination, the provisions of this Agreement shall remain in effect and thereafter either the Trust or the Company may terminate the Agreement, as so continued pursuant to this Section 10.3, upon prior written notice to the other parties, such notice to be for a period that is reasonable under the circumstances but, if given by the Trust, need not be for more than six (6) months.

10.4 The Company shall not redeem Trust shares attributable to the Contracts (as opposed to Trust shares attributable to the Company’s assets held in the Account) except (i) as necessary to implement Contract owner initiated or approved transactions, (ii) as required by federal and/or state laws or regulations or judicial or other legal precedent of general application (hereinafter referred to as a “Legally Required Redemption”), or (iii) pursuant to the terms of a substitution order issued by the SEC pursuant to Section 26(c) of the 1940 Act, a no-action letter thereunder or by otherwise meeting the conditions necessary to implement the substitution without an order from the SEC. Upon reasonable request, the Company will promptly furnish to the other parties the opinion of counsel for the Company (which counsel shall be reasonably satisfactory to the other parties) to the effect that any redemption pursuant to clause (ii) above is a Legally Required Redemption. Furthermore, except in cases where permitted under the terms of the Contracts, the Company shall not prevent Contract owners from allocating payments to a Designated Portfolio that was otherwise available under the Contracts without first giving the other parties 45 days’ prior written notice of its intention to do so.

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10.5 Notwithstanding any termination of this Agreement, each party’s obligation under Article VIII to indemnify the other parties shall survive. In addition, with respect to Existing Contracts, all provisions of this Agreement also will survive and not be affected by any termination of this Agreement.

ARTICLE XI. Notices

Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other parties.

If to the Company:

Venerable Insurance and Annuity Company

1475 Dunwoody Drive

West Chester, PA 19380

Attention: Chief Legal Officer

If to the Adviser:

Equitable Investment Management Group, LLC

1345 Avenue of the Americas

New York, New York 10105

Attention: Chief Legal Officer

If to the Trust:

EQ Advisors Trust

1345 Avenue of the Americas

New York, New York 10105

Attention: Chief Legal Officer

If to the Distributor:

Equitable Distributors LLC

1345 Avenue of the Americas

New York, New York 10105

Attention: Chief Compliance Officer

ARTICLE XII. Miscellaneous

12.1 All persons dealing with the Trust must look solely to the property of the respective Designated Portfolio listed on Schedule A hereto as though such Designated Portfolio had separately contracted with the Company for the enforcement of any claims against the Trust. The parties agree that neither the Board (nor its members), officers, agents or shareholders assume any personal liability or responsibility for obligations entered into by or on behalf of the Trust.

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12.2  Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as such information may come into the public domain. Notwithstanding anything to the contrary in this Agreement, in addition to and not in lieu of other provisions in this Agreement:

(a)	“Confidential Information” includes without limitation all information regarding the customers of the Company, the Trust, the Distributor, the Adviser or any of their subsidiaries, affiliates, or licensees, or the accounts, account numbers, names, addresses, social security numbers or any other personal identifier of such customers, or any information derived therefrom.

(b)	Neither the Company, the Trust, the Distributor, nor the Adviser may disclose Confidential information for any purpose other than to carry out the purpose for which Confidential Information was provided to the Company, the Trust, the Distributor or the Adviser as set forth in this Agreement; and the Company, the Trust, the Distributor and the Adviser agree to cause their employees, agents and representatives, or any other party to whom the Company, the Trust, the Distributor or the Adviser may provide access to or disclose Confidential Information to limit the use and disclosure of Confidential Information to that purpose. The Company, the Trust, the Distributor and the Adviser agree to maintain in confidence the other’s Confidential Information and limit access to said Confidential Information within their own organization to only those persons who need to know such Confidential Information. Each party will treat the Confidential Information of the others with at least the same degree of care they use to protect their own proprietary information, but no less than reasonable care under the circumstances.

(c)	The Company, the Trust, the Distributor and the Adviser agree to implement appropriate measures designed to ensure the security and confidentiality of Confidential Information, to protect such Confidential Information against any anticipated threats or hazards to the security and integrity of such measures implemented to ensure the security and confidentiality of such Confidential Information, and to protect against unauthorized access to, or use of, Confidential Information that could result in substantial harm to any of the customers of the Company or any of its subsidiaries, affiliates or licensees or substantial harm to the Company, the Trust, the Distributor or the Adviser; the Company, the Trust, the Distributor and the Adviser further agree to cause all their respective agents, representatives or subcontractors, or any other party to whom they provide access to or disclose Confidential Information, to implement appropriate measures to meet the objectives set forth in this Section 12.2.

(d)	In the event the receiving party is required to disclose another party’s Confidential Information pursuant to a judicial or governmental order, such receiving party will, to the extent legally permissible, promptly notify the disclosing party in writing in sufficient time to allow intervention in response to such an order.

(e)	No receiving party shall acquire any rights in or to the Confidential Information of another party, except the limited right to use the Confidential Information solely for the purposes set forth in this Agreement or as agreed upon in writing by the parties.
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(f)	Each party hereto respectively agrees to be responsible for compliance with the terms of this Section 12.2 and acknowledges that a breach of any of the terms in this Section 12.2 by any of their employees, agents, affiliates, or others acting on their behalf will be deemed a breach. Each party hereto shall notify the other party upon discovery of any unauthorized use or disclosure of such party’s Confidential Information or any other breach of this Section 12.2 and will cooperate in every reasonable way to help the other regain possession of its Confidential Information and prevent its further unauthorized use. Each party hereto acknowledges that a party, because of the nature of its Confidential Information, would suffer irreparable harm in the event of a material breach of the provisions of this Section 12.2 in that monetary damages would be inadequate to compensate for such a breach, and that in the event of any material breach or threatened material breach by a party of any such provisions, the non-breaching party shall be entitled, in addition to such other legal or equitable remedies which might be available, to seek preliminary or temporary injunctive relief in any court of competent jurisdiction against the threatened material breach or continuation of any such material breach without showing or proving any actual damages sustained by it. If the nonbreaching party prevails against the breaching party in any action brought to enjoin a material breach or threatened breach of this Section 12.2, it shall be entitled to reasonable attorney’s fees and costs in connection with such legal proceeding.

(g)	Each party hereto agrees that the terms of this Section 12.2 shall survive the termination or cancellation of this Agreement.

12.3  The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

12.4  This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

12.5  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

12.6  Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the FINRA, and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

12.7  The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies, and obligations, at law or in equity, to which the parties hereto are entitled under state and federal laws.

12.8 Neither this Agreement nor any of the rights and obligations hereunder may be assigned by any party without the prior written consent of all parties hereto, provided however, that any party (subject to the terms of this section) may assign this Agreement to an entity which controls, is controlled by, or is under common control with such party by providing notice of such assignment to the other parties. Notwithstanding the preceding sentence, an assignment by any party to this Agreement of all

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or a portion of its rights or obligations under this Agreement to any affiliate shall be undertaken in accordance with the applicable domestic state insurance holding company laws. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

12.9  The schedules to this Agreement (each, a “Schedule”) form an integral part hereof and are incorporated herein by reference. The parties to this Agreement may agree in writing to amend any Schedule to this Agreement from time to time to reflect changes in or relating to the Contracts, the Account or the Designated Portfolios of the Trust or other applicable terms of this Agreement. References herein to any Schedule are to the Schedule then in effect, taking into account any amendments thereto.

12.10  The parties agree that all documents, reports, records, books, files, accounting statements, invoices for services and other materials developed or maintained by the Company under or related to this Agreement shall be the sole property of the Company. The Company shall keep and maintain or cause to be kept and maintained full and complete documentation and records related to the services provided hereunder, including the accounting necessary to support charges for services. The Company shall maintain custody of said documentation and records and shall make them available to the other parties upon reasonable request. The Company and its applicable domestic state insurance department shall have access to the Company’s books and records pertaining to the services provided by the Company and the charges billed by or to the Company pursuant to the provisions of this Agreement.

12.11  The parties agree and acknowledge that all funds and invested assets of the Company are the exclusive property of the Company, held for the benefit of the Company and are subject to the control of the Company.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

COMPANY:	VENERABLE INSURANCE AND ANNUITY COMPANY
By its authorized officer

	By:	/s/ Kelly M. Hennigan
	Title:	Vice President
	Date:	April 24, 2024

ADVISER:	EQUITABLE INVESTMENT MANAGEMENT GROUP, LLC

By its authorized officer

	By:	/s/ Kenneth Kozlowski
	Title:	Executive VP and Chief Investment Officer
	Date:	April 11, 2024

TRUST:	EQ ADVISORS TRUST

By its authorized officer

	By:	/s/ Kenneth Kozlowski
	Title:	Senior VP and Chief Investment Officer
	Date:	April 11, 2024

DISTRIBUTOR:	EQUITABLE DISTRIBUTORS LLC

By its authorized officer

	By:	/s/ Nicholas B. Lane
	Title:	Chairman, President and Chief Executive Officer
	Date:	April 11, 2024

SCHEDULE A

Name(s) of Separate Account(s) Established by Board of Directors	Contract(s) Funded by Separate Account(s)	Designated Portfolio(s)
Separate Account EQ of Venerable Insurance and Annuity Company	Accumulator® Series (6.0) Accumulator® Series (7.0)

1290 VT GAMCO Mergers and Acquisitions

1290 VT GAMCO Small Company Value

1290 VT SmartBeta Equity ESG

1290 VT Socially Responsible

EQ/2000 Managed Volatility

EQ/400 Managed Volatility

EQ/AB Short Duration Government Bond

EQ/AB Small Cap Growth

EQ/Aggressive Allocation

EQ/Aggressive Growth Strategy

EQ/Balanced Strategy

EQ/ClearBridge Select Equity Managed Volatility

EQ/Common Stock Index

EQ/Conservative Allocation

EQ/Conservative-Plus Allocation

EQ/Core Bond Index

EQ/Equity 500 Index

EQ/Franklin Small Cap Value Managed Volatility

EQ/Global Equity Managed Volatility

EQ/Intermediate Government Bond

EQ/International Core Managed Volatility

EQ/International Equity Index

EQ/International Value Managed Volatility

EQ/Janus Enterprise

EQ/Large Cap Core Managed Volatility

EQ/Large Cap Growth Index

EQ/Large Cap Growth Managed Volatility

EQ/Large Cap Value Index

EQ/Large Cap Value Managed Volatility

EQ/Mid Cap Index

EQ/Mid Cap Value Managed Volatility

EQ/Moderate Allocation

EQ/Moderate-Plus Allocation

EQ/Money Market

EQ/Quality Bond PLUS

EQ/Small Company Index

Multimanager Technology

Name(s) of Separate Account(s) Established by Board of Directors	Contract(s) Funded by Separate Account(s)	Designated Portfolio(s)
Separate Account EQ of Venerable Insurance and Annuity Company	Accumulator® Series (8.1)

1290 VT GAMCO Mergers and Acquisitions

1290 VT GAMCO Small Company Value

1290 VT SmartBeta Equity ESG

EQ/2000 Managed Volatility

EQ/400 Managed Volatility

EQ/AB Short Duration Government Bond

EQ/AB Small Cap Growth

EQ/Aggressive Allocation

EQ/Aggressive Growth Strategy

EQ/Balanced Strategy

EQ/ClearBridge Select Equity Managed Volatility

EQ/Common Stock Index

EQ/Conservative Allocation

EQ/Conservative-Plus Allocation

EQ/Core Bond Index

EQ/Equity 500 Index

EQ/Franklin Small Cap Value Managed Volatility

EQ/Global Equity Managed Volatility

EQ/Intermediate Government Bond

EQ/International Core Managed Volatility

EQ/International Equity Index

EQ/International Value Managed Volatility

EQ/Janus Enterprise

EQ/Large Cap Core Managed Volatility

EQ/Large Cap Growth Index

EQ/Large Cap Growth Managed Volatility

EQ/Large Cap Value Index

EQ/Large Cap Value Managed Volatility

EQ/Mid Cap Index

EQ/Mid Cap Value Managed Volatility

EQ/Moderate Allocation

EQ/Moderate-Plus Allocation

EQ/Money Market

EQ/Quality Bond PLUS

EQ/Small Company Index

Multimanager Technology

SCHEDULE B

Any capitalized term used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

A.	Agreement to Provide Shareholder Information.

The Company agrees to provide the Trust or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”) or other government-issued identifier (“GII”), if known, of any or all Shareholders who have purchased, redeemed, transferred or exchanged Shares held through the Account and the amount and date of every purchase, redemption, transfer, or exchange of Shares held through the Account during the period covered by the request. Unless otherwise specifically requested by the Trust or its designee, the Company shall be required to provide only information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

B.	Period Covered by a Request.

Requests shall set forth a specific period, generally not to exceed ninety (90) days from the date of the request, for which transaction information is sought. If agreed to by the Company, the Trust or its designee may request transaction information older than ninety (90) days from the date of the request as it deems necessary to investigate compliance with policies established by the Trust for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Trust.

C.	Form and Timing of Response.

The Company agrees to provide, promptly but not more than fifteen (15) Business Days after receipt of a request from the Trust or its designee, the requested information specified in Section A. The Company agrees to use its best efforts to determine, promptly upon request of the Trust or its designee, but not later than fifteen (15) Business Days, whether any specific person about whom it has received the identification and transaction information specified in Section A is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Trust or its designee, (i) provide (or arrange to have provided) the information specified in Section A for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Trust. The Company shall promptly inform the Trust or its designee whether it plans to provide such information or restrict trading. A response required by this paragraph must be in writing and in a mutually agreed upon format. To the extent practicable, the format for any transaction information provided should be consistent with the NSCC Standardized Data Reporting Format.

D.	Agreement to Restrict Trading.

The Company agrees execute written instructions from the Trust or its designee to restrict or prohibit further purchases or exchanges of Shares by a Shareholder who has been identified by the Trust or its designee as having engaged in transactions of Shares (directly or indirectly through the Account) that violate policies established by the Trust for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Trust. Instructions must include (i) the TIN, ITIN, or GII, if known, and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, (ii) the reason for requesting the restriction(s) and/or prohibition(s) and supporting details regarding the transaction activity which results in the restriction(s) and/or prohibition(s), and (iii) the specific restriction(s) to be executed, including the length of time such restriction shall remain in place. If the TIN, ITIN, GII or specific individual Contract owner number or participant account number associated with the Shareholder is not known, then the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates. Unless otherwise directed by the Trust, any such restrictions or prohibitions shall apply only to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through the Company.

The Company agrees to execute instructions to restrict trading as soon as reasonably practicable, but not later than ten (10) Business Days after receipt of such instructions.

The Company will provide written confirmation to the Trust or its designee that instructions from the Trust to restrict trading have been executed. The Company will provide such confirmation as soon as reasonably practicable, but not later than ten (10) Business Days after instructions have been executed.

E.	Limitation on Use of Information.

The Trust agrees not to use the information received from the Company for marketing or any other similar purpose without the prior written consent of the Company. The Trust agrees to keep any non-public information furnished by the Company confidential consistent with the Trust’s then current privacy policy, except as necessary to comply with federal, state, or local laws, rules, or other applicable legal requirements.

F.	Definitions.

The term “Trust” includes the Trust’s principal underwriter and transfer agent. The term does not include any “excepted funds” as defined in Rule 22c-2(b) under the 1940 Act.

The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Trust under the 1940 Act that are held by the Company.

The term “Shareholder” means the holder of interests in a Contract.

The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to the Trust, but does not include (i) transactions that are executed automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to the Trust as a result of “dollar cost averaging” programs, Company-approved asset allocation programs, or automatic rebalancing programs; (ii) transactions that are executed pursuant to a Contract death benefit; (iii) a step-up in contract value pursuant to a Contract death benefit; (iv) a step-up in contract value pursuant to a Contract living benefit; (v) allocation of assets to the Trust through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (vi) pre-arranged transfers at the conclusion of a required free look period.

The term “Shareholder- Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of the Trust, but does not include transactions that are executed: (i) automatically pursuant to contractual or systematic programs or enrollments such as transfers of assets within a Contract out of the Trust as a result of annuity payouts, loans, systematic withdrawal programs, Company-approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of the Trust as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

The Company agrees that it is a “financial intermediary” as defined in Rule 22c-2 under the 1940 Act for purposes of this Shareholder information agreement.

The term “written” includes electronic writings and facsimile transmissions.

SCHEDULE C

The Trust and/or the Distributor and/or the Adviser and the Company will coordinate the functions and pay the costs of completing these functions based upon an allocation of costs in the table below. Costs shall be allocated to reflect the Trust’s share of the total costs determined according to the number of pages of the Trust’s respective portion(s) of the documents.

Item	Function	Party Responsible for Coordination	Party Responsible for Expense
Mutual Fund Prospectus	Printing of prospectuses	Company	In-force Clients - Trust Prospective Clients - - Company
	Distribution (including postage) to In-force Clients	Company	Trust
	Distribution (including postage) to Prospective Clients	Company	Company
Mutual Fund Prospectus Update & Distribution	If Required by Trust, Distributor or Adviser	Trust, Distributor or Adviser	Trust, Distributor or Adviser
	If Required by Company	Company (Trust, Distributor or Adviser to provide Company with document in PDF format)	Company
Mutual Fund SAI	Printing	Trust, Distributor or Adviser	Trust, Distributor or Adviser
	Distribution (including postage)	Party who receives the request	Party who receives the request
Proxy Material for Mutual Fund	Printing of proxy required by Law	Trust, Distributor or Adviser	Trust, Distributor or Adviser
	Distribution (including labor) of proxy required by Law	Company	Trust, Distributor or Adviser
Mutual Fund Annual & Semi-Annual Reports	Printing of reports	Trust, Distributor or Adviser	Trust, Distributor or Adviser

Item	Function	Party Responsible for Coordination	Party Responsible for Expense
	Distribution	Company	Trust, Distributor or Adviser
Other communication to New and Prospective Clients	If Required by Law, Trust, Distributor or Adviser	Company	Distributor or Adviser
	If Required by Company	Company	Company
Other communication to In-force Clients	Distribution (including labor and printing) if required by Trust, Distributor or Adviser	Company	Trust, Distributor or Adviser
	Distribution (including labor and printing) if required by Company	Company	Company
Operations of the Trust	All operations and related expenses, including the cost of registration and qualification of shares, taxes on the issuance or transfer of shares, cost of management of the business affairs of the Trust, and expenses paid or assumed by the Trust pursuant to any Rule 12b-1 plan	Trust, Distributor or Adviser	Trust or Adviser
Operations of the Account(s)	Federal registration of units of separate account (24f-2 fees)	Company	Company

SCHEDULE D

In consideration of the services provided by the Company, the Trust and/or the Distributor, as applicable, agree(s) to pay the Company or the underwriter a service fee and Rule 12b-l fee in the amount reflected in the Administrative Services Agreement and Distribution Services Agreement, respectively.

The Company shall provide various administrative services respecting the operations of the Trust as contained in the Administrative Services Agreement and as set forth below:

A.	Records of Portfolio Share Transactions; Miscellaneous Records

1.  The Company shall maintain master accounts with the Trust, on behalf of each Designated Portfolio, which accounts shall bear the name of the Company as the record owner of Designated Portfolio shares on behalf of each Account investing in the Designated Portfolio.

2.  In addition to the foregoing records, and without limitation, the Company shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing administrative services hereunder.

B.	Order Placement and Payment

l.  The Company shall determine the net amount to be transmitted to the Accounts as a result of redemptions of each Designated Portfolio’s shares based on Contract owner redemption requests and shall disburse or credit to the Accounts all proceeds of redemptions of Designated Portfolio shares. The Company shall notify the Trust of the cash required to meet redemption payments.

2. The Company shall determine the net amount to be transmitted to the Trust as a result of purchases of Designated Portfolio shares based on Contract owner purchase payments and transfers allocated to the Accounts investing in each Designated Portfolio. The Company shall transmit net purchase payments to the Trust’s custodian.

C.	Accounting Services

The Company shall perform miscellaneous accounting services as may be reasonably requested from time to time by the Trust, which services shall relate to the business contemplated by this Agreement, as amended from time to time. Such services shall include periodic reconciliation and balancing of the Company’s books and records with those of the Trust with respect to such matters as cash accounts, Designated Portfolio share purchase and redemption orders placed with the Trust, dividend and distribution payments by the Trust, and such other accounting matters that may arise from time to time in connection with the operations of the Trust as related to the business contemplated by this Agreement.

D.	Reports

1.  The Company acknowledges that the Adviser may, from time to time, be called upon by the Board to provide various types of information pertaining to the operations of the Trust and related matters, and that the Adviser also may, from time to time, decide to provide such information to the Board in its own discretion. Accordingly, the Company shall provide the Adviser with such assistance as the Adviser may reasonably request so that the Adviser can report such information to the Board in a timely manner. The Company acknowledges that such information and assistance shall be in addition to the information and assistance required of the Company pursuant to the Mixed and Shared Funding Exemptive Order.

2.  In addition, the Company shall provide the Adviser with such assistance as the Adviser may reasonably request with respect to the preparation and submission of reports and other documents pertaining to the Trust to appropriate regulatory bodies and third-party reporting services.

E.	Account Statements and Internet Access to Account Information

1.  The Company shall prepare and deliver periodic account statements to Contract owners showing for each Contract the total number of Designated Portfolio shares held as of the statement closing date, and purchases and redemptions of Designated Portfolio shares during the statement period.

2.  The Company shall in accordance with applicable law send Contract owners confirmations related to the processing of purchases and redemption of Designated Portfolio shares.

3.  The Company shall establish Internet access for Contract owners to view account balances and perform certain limited transactions, as determined by the Company, in respect of Designated Portfolio shares.

F.	Trust-Related Contract Owner and Miscellaneous Services

The Company shall perform other administrative services for the Trust as mutually agreed between the Company and the Trust from time to time.

SCHEDULE E

Excessive Trading Policy

The Company (“we”, “us”, and “our”) provides multi-fund variable insurance and retirement products and have adopted an Excessive Trading Policy to respond to the demands of the various Fund families that make their Funds available through our products to restrict excessive Fund trading activity and to ensure compliance with Rule 22c-2 of the 1940 Act.

We actively monitor Fund transfer and reallocation activity within our variable insurance products to identify violations of our Excessive Trading Policy. Our Excessive Trading Policy is violated if Fund transfer and reallocation activity:

•	Meets or exceeds our current definition of Excessive Trading, as defined below; or
•	Is determined, in our sole discretion, to be disruptive or not in the best interests of other owners of our variable insurance and retirement products.

We currently define Excessive Trading as:

•	More than one purchase and sale of the same Fund (including money market Funds) within a 60 calendar day period (hereinafter, a purchase and sale of the same Fund is referred to as a “round-trip”). This means two or more round-trips involving the same Fund within a 60 calendar day period would meet our definition of Excessive Trading; or
•	Six round-trips involving the same Fund within a twelve month period.

The following transactions are excluded when determining whether trading activity is excessive:

•	Purchases or sales of shares related to non-Fund transfers (for example, new premium payments, withdrawals, and loans, if available);
•	Transfers associated with any scheduled dollar cost averaging, scheduled rebalancing, or scheduled asset allocation programs;
•	Purchases and sales of Fund shares in the amount of $5,000 or less;
•	Purchases and sales of Funds that affirmatively permit short-term trading in their Fund shares, and movement between such Funds and a money market Fund; and
•	Transactions initiated by us or a Fund.

If we determine that an individual or entity has made a purchase of a Fund within 60 days of a prior round-trip involving the same Fund, we will send them a letter warning that another sale of that same Fund within 60 days of the beginning of the prior round-trip will be deemed to be Excessive Trading and result in a six month suspension of their ability to initiate Fund transfers or reallocations through the Internet, facsimile, Voice Response Unit (“VRU”), telephone calls to Customer Service, or other electronic trading medium that we may make available from time to time (“Electronic Trading Privileges”). Likewise, if we determine that an individual or entity has made five round-trips involving the same Fund within a rolling twelve month period, we will send them a letter warning that another purchase and sale of that same Fund within twelve months of the initial purchase in the first round-trip in the prior twelve month period will be deemed to be Excessive Trading and result in a suspension of their Electronic Trading Privileges. According to the needs of the various business units, a copy of the warning letters may also be sent, as applicable, to the person(s) or entity authorized to initiate Fund transfers or reallocations, the agent/registered representative or investment adviser for that individual or entity. A copy of the warning letters and details of the individual’s or entity’s trading activity may also be sent to the Fund whose shares were involved in the trading activity.

If we determine that an individual or entity has violated our Excessive Trading Policy, we will send them a letter stating that their Electronic Trading Privileges have been suspended for a period of six months. Consequently, all Fund transfers or reallocations, not just those which involve the Fund whose shares were involved in the activity that violated our Excessive Trading Policy, will then have to be initiated by providing written instructions to us via regular U.S. mail. Suspension of Electronic Trading Privileges may also extend to products other than the product through which the Excessive Trading activity occurred. During the six month suspension period, electronic “inquiry only” privileges will be permitted where and when possible. A copy of the letter restricting future transfer and reallocation activity to regular U.S. mail and details of the individual’s or entity’s trading activity may also be sent, as applicable, to the person(s) or entity authorized to initiate Fund transfers or reallocations, the agent/registered representative or investment adviser for that individual or entity and the Fund whose shares were involved in the activity that violated our Excessive Trading Policy.

Following the six month suspension period during which no additional violations of our Excessive Trading Policy are identified, Electronic Trading Privileges may again be restored. We will continue to monitor the Fund transfer and reallocation activity, and any future violations of our Excessive Trading Policy will result in an indefinite suspension of Electronic Trading Privileges. A violation of our Excessive Trading Policy during the six month suspension period will also result in an indefinite suspension of Electronic Trading Privileges.

We reserve the right to suspend Electronic Trading Privileges with respect to any individual or entity, with or without prior notice, if we determine, in our sole discretion, that the individual’s or entity’s trading activity is disruptive or not in the best interests of other owners of our variable insurance products, regardless of whether the individual’s or entity’s trading activity falls within the definition of Excessive Trading set forth above.

Our failure to send or an individual’s or entity’s failure to receive any warning letter or other notice contemplated under our Excessive Trading Policy will not prevent us from suspending that individual’s or entity’s Electronic Trading Privileges or taking any other action provided for in our Excessive Trading Policy.

We do not allow exceptions to our Excessive Trading Policy. We reserve the right to modify our Excessive Trading Policy, or the policy as it relates to a particular Fund, at any time without prior notice, depending on, among other factors, the needs of the underlying Fund(s), the best interests of Contract Owners and Fund investors and/or state or federal regulatory requirements. If we modify our Policy, it will be applied uniformly to all Contract Owners or, as applicable, to all Contract Owners investing in the underlying Fund.

Our Excessive Trading Policy may not be completely successful in preventing market timing or excessive trading activity. If it is not completely successful, Fund performance and management may be adversely affected, as noted above.

Limits Imposed by the Funds. Each underlying Fund available through the variable insurance and retirement products offered by us, either by prospectus or stated contract, has adopted, or may adopt its own excessive/frequent trading policy, and orders for the purchase of Fund shares are subject to acceptance or rejection by the underlying Fund. We reserve the right, without prior notice, to implement Fund purchase restrictions and/or limitations on an individual or entity that the Fund has identified as violating its excessive/frequent trading policy and to reject any allocation or transfer request to a Subaccount if the corresponding Fund will not accept the allocation or transfer for any reason. All such restrictions and/or limitations (which may include, but are not limited to, suspension of Electronic Trading Privileges and/or blocking of future purchases of a Fund or all Funds within a Fund family) will be done in accordance with the directions we receive from the Fund.